Exhibit (a)(1)(A)

OFFER TO EXCHANGE

RESTRICTED STOCK RIGHTS

FOR

CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 9 P.M., U.S. PACIFIC TIME, ON December 15, 2009, UNLESS WE EXTEND THE OFFER.

This document constitutes part of the Section 10(a) Prospectus

Relating to the PDF Solutions, Inc. 2001 Stock Plan

The Date of this Offer is November 17, 2009

PDF Solutions, Inc. (“PDF,” the “Company,” “we,” “us” or “our”) is offering eligible individuals the opportunity to exchange their outstanding eligible options for restricted stock rights that we will grant under our PDF Solutions, Inc. 2001 Stock Plan (the “2001 Plan”).

In accordance with the Company’s general policies around compensation, including, but not limited to, the different components of compensation offered to employees in different jurisdictions and the overall benefit of the different elements of the Company’s compensation programs to the Company and its business, the Company has decided to offer the opportunity to participate in the offer only if you provide services to PDF or one of our subsidiaries as an employee or consultant in Germany, Japan or the U.S., or you are a Member of our Board of Directors, on the date of this offer and have neither ceased to be an eligible employee, consultant or director, nor have submitted or received a notice of termination of service, prior to the cancellation of option grants tendered pursuant to this offer. Unless extended, this offer will expire at 9 p.m., U.S. Pacific Time, on December 15, 2009.

Options eligible for exchange in this offer are outstanding options to purchase PDF common stock that have an exercise price per share that is equal to or greater than U.S. $4.75 and that were granted under the 2001 Plan. However, if the average closing price of our common stock, as reported on the NASDAQ Global Market, for the five business days prior to the date of expiration of this offer is U.S. $4.75 or higher, we will terminate this offer.

In this document, we use the term “option” to mean a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may tender for exchange all of your eligible options or none at all. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option and all other eligible options that you hold. We will not accept partial tenders of options.

The number of restricted stock rights to be granted in exchange for each eligible option grant surrendered in this offer will be determined based upon an exchange ratio. The exchange ratio will depend on the exercise price of your current eligible options as detailed in the below table.

Exercise Price of Eligible Option	Exchange Ratio Option Shares to Restricted Stock Right
$4.75 - $5.99	2 to 1
$6.00 - $9.99	3 to 1
$10.00 +	4 to 1

If you are eligible to participate in this offer, you will receive an Election Form which lists each option that you currently hold which has an exercise price equal to or greater than U.S. $4.75, the number of restricted stock rights you will receive if each option is exchanged, and the vesting schedule that will apply to such restricted stock rights. Any fractional right will be rounded up to the nearest whole number.

Each restricted stock right granted pursuant to this offer represents the right to receive one share of our common stock when the restricted stock right vests through your continued service for a specified period. Until restricted stock rights have vested, they remain subject to restrictions on transfer and to forfeiture if your service terminates. If and when the restricted stock rights vest, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, PDF securities trading policies and any other laws, rules or regulations.  You will not be required to pay anything to receive restricted stock rights or shares pursuant to restricted stock rights in connection with this offer.

All restricted stock rights received in exchange for eligible options will be subject to a new vesting schedule which will provide that the restricted stock rights will be unvested on the date of exchange and will require a specified period of continued service after the exchange to fully vest.  This is the case even if the exchanged options were fully vested on the date of the exchange. If your service to PDF is terminated before all of the restricted stock rights have vested, you will generally forfeit any restricted stock rights that remain unvested at that time. The restricted stock rights will generally vest with respect to 1/4 of the total number of restricted stock rights received on each of the vesting dates set forth in the table below, subject to your continued service through each applicable vesting date.

Vesting Dates

March 15, 2010	September 15, 2010
March 15, 2011	September 15, 2011

All restricted stock rights will be subject to the terms of the 2001 Plan and a restricted stock agreement between you and PDF.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights pursuant to the offer and your outstanding options will remain outstanding according to their existing terms and conditions.

If you want to exchange your eligible options, you must notify PDF of your election before our offer expires. You may notify PDF of your election by completing, signing and returning the Election Form and delivering it to Joy E. Leo, according to the instructions contained in the Election Form so that we receive it before the expiration date deadline.

At any time you may also request a copy of any option exchange program document by contacting the Offering Administrator at tenderoffer@pdf.com.

To inform yourself about our offer, you should:

•                            Read this whole document and all related attachments, including, the Election Form, the 2001 Plan and the form of restricted stock agreement;

•                            Review the list of your eligible options in your Election Form;

•                            Consider the questions and answers in the attached Summary Term Sheet; and

•                            Call Joy E. Leo, at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com, if you have questions about our offer.

We are making this offer upon the terms and conditions described in this offer to exchange, the Election Form and Notice of Withdrawal. The offer is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “PDFS”. On November 11, 2009, the closing price of one share of common stock on the NASDAQ Global Market was $3.51. We recommend that you get current market prices for our common shares before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange.  Also, PDF has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 of Part III of this document, any official question and answer session organized by PDF, or any other authorized communications from PDF made generally available to eligible individuals, as no other representations or information have been authorized by PDF. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the offer.

The restricted stock rights we are offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of PDF and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the period ended September 30, 2009, each of which has been filed with the U.S. Securities and Exchange Commission and is available free of charge on the Internet at www.sec.gov.

The statements in this document concerning the eligible options, the 2001 Plan and the restricted stock rights are summaries of the material terms but are not complete descriptions of the eligible options, the 2001 Plan, or the restricted stock rights. The stock plan under which the eligible options were granted, the restricted stock rights and the forms of award agreements have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit). See Section 18 of Part III of this document for additional information regarding the Schedule TO.

Our offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option holders in such jurisdiction.

TABLE OF CONTENTS

I. SUMMARY TERM SHEET	1
How the Option Exchange Program Works	3
Background and Purpose of the Offer	9
Duration of the Offer	11
How to Elect to Participate	11
U.S. Federal and International Income Tax Considerations	12
Change of Control	13
How to Get More Information	14
II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER	15
Economic Risks	15
Tax-Related Risks for U.S. Tax Residents	16
Tax-Related Risks for Non-U.S. Tax Residents	16
Business-Related Risks	17
III. THE OFFER	18
1. Eligibility	18
2. Number of Restricted Stock Rights; Expiration Date	18
3. Purpose of the Offer	19
4. Procedures for Tendering Options	20
5. Withdrawal Rights and Change of Election	21
6. Acceptance of Options for Exchange and Issuance of Restricted Stock Rights	23
7. Conditions of the Offer	24
8. Price Range of Our Common Stock	26
9. Source and Amount of Consideration; Terms of Restricted Stock Rights	26
10. Information Concerning PDF Solutions, Inc.	29
11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	31
12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer	32
13. Legal Matters; Regulatory Approvals	32
14. Material U.S. Federal Income Tax Consequences	32
15. Considerations Specific to Eligible Individuals Outside of the United States	34
16. Extension of Offer; Termination; Amendment	34
17. Fees and Expenses	35
18. Additional Information	35
19. Miscellaneous	36
20. Forward-Looking Statements	36
APPENDIX A	A-1
APPENDIX B	B-1

I. SUMMARY TERM SHEET

The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of the offer. You should read all of this document, the Election Form, the Notice of Withdrawal, our PDF Solutions, Inc. 2001 Stock Plan (the “2001 Plan”) and the form of restricted stock agreement, because they contain the full details of our offer and the terms of the restricted stock rights, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This summary is presented in question-and-answer format, organized as follows:

HOW THE OPTION EXCHANGE PROGRAM WORKS

1.	What is the Offer?

2.	Am I eligible to participate?

3.	Are individuals outside the United States eligible to participate?

4.	What happens if my service terminates before tendered options are canceled?

5.	Which options may I exchange?

6.	If I participate, what will happen to my current options?

7.	I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

8.	May I tender unvested options?

9.	May I tender an option that I have already exercised in full?

10.	What is a stock option?

11.	What are restricted stock rights?

12.	What is the principal difference between stock options and restricted stock rights?

13.	Do I have to pay any money to receive a restricted stock right or shares pursuant to a restricted stock right?

14.	If I participate, how many restricted stock rights will I receive?

15.	When will my restricted stock rights vest?

16.	What will I receive when my restricted stock rights vest?

17.	What is the source of the common stock that will be issued under my restricted stock rights?

18.	What happens if my service terminates before all of my restricted stock rights vest?

19.	If I participate, when will I receive my restricted stock agreement?

20.	Where will I be able to view my restricted stock rights?

21.	Will my restricted stock rights ever expire?

22.	Are there risks that I should consider in deciding whether to exchange my options?

23.	What happens if PDF’s stock price increases during the offer?

24.	Why should I consider participating in the offer?

25.	Are there conditions to the offer?

BACKGROUND AND PURPOSE OF THE OFFER

26.	Why is PDF making this offer?

27.	Why did PDF choose to offer this exchange for restricted stock rights rather than repricing eligible options or granting new options?

28.	If I have already held my options through the required vesting periods, why are there additional vesting requirements on the restricted stock rights?

29.	Will there be additional equity grants in the future?

30.	Is it likely that an offer similar to this one will be made in the future?

31.	Does our Board of Directors have a recommendation about this offer?

32.	Is there any information regarding PDF that I should be aware of?

33.	What are the accounting consequences to PDF of making this exchange offer?

DURATION OF THE OFFER

34.	How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

35.	If the offer is extended, how will the extension affect the date on which restricted stock rights will be granted?

HOW TO ELECT TO PARTICIPATE

36.	What do I need to do to participate in the offer?

37.	Do I have to return the Election Form or any other document if I do not want to exchange my options?

38.	If I elect to exchange my options by submitting an executed Election Form, can I change my mind?

39.	Will PDF accept all options tendered for exchange?

40.	What happens to my options if I do not accept this offer or if my options are not accepted for exchange?

41.	What if I am out of the office on leave of absence or sabbatical during the offer period?

U.S. FEDERAL AND INTERNATIONAL INCOME TAX CONSIDERATIONS

42.	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

43.	What are the U.S. federal income tax consequences of receiving shares pursuant to restricted stock rights?

44.	How will U.S. income and employment tax withholding be handled?

45.	What are the tax consequences if I live outside of the United States?

46.	Are there special considerations for people on international assignment or who have transferred from another PDF location in another country?

CHANGE OF CONTROL

47.	If PDF is acquired by another company, are there any change of control provisions associated with this offer?

HOW TO GET MORE INFORMATION

48.	Who can I talk to if I have questions about the offer?

References in this document to “PDF,” the “Company,” “we,” “us” and “our” means PDF Solutions, Inc., and references to the time “the offer expires” mean 9 p.m., U.S. Pacific Time, on December 15, 2009, or, if we extend the offer period, any later date that we specify. References to the “offer to exchange” mean this document and its appendices. References to the “offer” or the “program” mean the option exchange program described in the offer to exchange. References to dollars (“$”) are to United States dollars.

HOW THE OPTION EXCHANGE PROGRAM WORKS

1. What is the Offer?

Beginning on November 17, 2009 and ending at 9 p.m., U.S. Pacific Time, on December 15, 2009, unless we extend the offer, each eligible individual (described in Question 2 below) may decide to exchange eligible options (described in Question 5 below) for restricted stock rights, at no cost to the individual (described in Question 11 below). If you are an eligible individual, your restricted stock rights will be granted in the form of rights to acquire shares of common stock.  The number of restricted stock rights an eligible individual will receive in exchange for an eligible option grant will be determined by the exchange ratio (described in Question 14 below). Restricted stock rights will be subject to a new vesting schedule (described in Question 15 below), even if the options tendered in the exchange program currently are fully vested.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights pursuant to this offer, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2. Am I eligible to participate?

Only “eligible individuals” may participate in this offer. Generally, you are eligible to participate in the offer if you provide services to PDF or one of our subsidiaries as an employee or consultant in Germany, Japan or the U.S. (including an officer of the Company), or you are a Member of our Board of Directors, on November 17, 2009 and are still an eligible employee, consultant or director to PDF or one of our subsidiaries (even if on an approved leave of absence) on the date on which the tendered options are canceled and restricted stock rights are granted. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer. (See Section 1 of Part III.)

3. Are individuals outside the United States eligible to participate?

Only employees, consultants and directors who provide services in German, Japan and the U.S. are eligible to participate in the offer. Please be sure to read Section 15 of Part III and Appendix B, which discuss terms of the offer specific to eligible individuals outside of the United States.

4. What happens if my service terminates before tendered options are canceled?

If you tender options for exchange under this offer, but before the tendered options are canceled your service with PDF or one of our subsidiaries terminates for any reason or you receive or submit a notice of termination, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

5. Which options may I exchange?

Only “eligible options” may be exchanged under this program. Eligible options are generally those option grants having an exercise price per share that is equal to or greater than $4.75 that were granted under the 2001 Plan. Any options that you tender for exchange with a per share exercise price that is not equal to or greater than $4.75 will not be eligible for exchange and will automatically be excluded from the offer. To determine which option grants are eligible for exchange, you should review the Election Form provided to you which lists all of your option grants which have an exercise price equal to or greater than $4.75 and therefore are eligible for exchange. We will, however, terminate the offer if the average market closing price of our common stock for the five business days immediately preceding the date on which the offer expires is $4.75 or more. (See Section 2 of Part III.)

6. If I participate, what will happen to my current options?

Eligible options that you elect to exchange under this program will be canceled promptly following the expiration of this offer and you will no longer have those options available for exercise. If you do not tender all of your eligible options for exchange, none of your eligible options will be canceled and such eligible options will remain outstanding and subject to their existing exercise prices and their existing terms. (See Section 6 and Section 12 of Part III.)

7. I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

Yes. You may exchange all of your eligible option grants or none at all. If you choose to tender your eligible options for exchange, you must tender all of your outstanding, unexercised eligible option grants. For purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option or some, but not all, of your eligible options, we will reject your tender in its entirety. (See Section 2 of Part III.)

8. May I tender unvested options?

Yes. Your eligible options do not need to be vested in order for you to participate in the offer. However, if you choose to tender a particular outstanding eligible option grant, you must tender the entire eligible option grant, both the vested and unvested portions.

9. May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

10. What is a stock option?

A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time after the option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this program currently are “out-of-the-money”.

11. What are restricted stock rights?

Restricted stock rights are rights to acquire PDF common stock.  If you elect to participate in this offer and receive restricted stock rights, they will be granted to you at no cost.

Restricted stock rights granted pursuant to this offer are not actual shares of PDF common stock. Rather, they represent the right to receive shares of our common stock on a future date (at no cost to the participant, although you may have to pay applicable withholding taxes). Each restricted stock right will be settled by the issuance of one share of PDF common stock on the date the restricted stock right vests. Restricted stock rights are subject to forfeiture upon termination of service, and to restrictions on transfer prior to vesting and the related issuance of shares of common stock. Shares you receive if and when your restricted stock rights vest will no longer be “restricted,” and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, PDF securities trading policies and any other laws, rules and regulations.

Generally, participants in the exchange offer will forfeit restricted stock rights, to the extent unvested, if they cease to provide services to PDF or one of our subsidiaries, and participants may not transfer, pledge, or otherwise dispose of unvested restricted stock rights. The vesting and forfeiture provisions, transfer restrictions and other terms of the restricted stock rights are set forth in the 2001 Plan and the forms of restricted stock agreement included as exhibits to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this offer to exchange is also an exhibit).

Participants granted restricted stock rights will not be PDF stockholders as a result of holding restricted stock rights, and restricted stock rights do not entitle their holders to vote at meetings of PDF stockholders. You will not be paid any dividends paid on PDF shares while you hold restricted stock rights, although we do not currently pay dividends on our stock and have no current plan to do so. Once the restricted stock rights have vested and the underlying shares of common stock are issued to you, you will become and have all of the rights of a PDF stockholder (such as voting and dividend rights) with respect to those shares, and you may transfer or sell the shares, subject to required tax withholding and compliance with applicable securities laws and any other laws, rules and regulations.

12. What is the principal difference between stock options and restricted stock rights?

When the market price of the underlying shares declines below the applicable option exercise price, as it has in the case of the options eligible under this offer, the option has no realizable value. In contrast, restricted stock rights continue to have value even if the market price of our stock has declined below its value at the time of grant.

The eligible options you now hold may have greater potential value in the event our common stock price increases significantly (because there are more shares underlying such options than there will be subject to the restricted stock rights that you would receive in the exchange), but the restricted stock rights you would receive if you choose to participate in the offer will likely have greater value if our common stock price does not increase significantly (because you will not have to pay anything to receive shares pursuant to such restricted stock rights), provided you hold the restricted stock rights for the applicable vesting period.

13. Do I have to pay any money to receive a restricted stock right or shares pursuant to a restricted stock right?

No. You do not have to pay any money to receive either restricted stock rights granted pursuant to this offer or shares issued pursuant to such restricted stock rights. However, you will be responsible for paying all applicable taxes in connection with the shares received pursuant to restricted stock rights and any subsequent sale of such shares. (See Questions 42 through 46 below and Sections 14 and 15 of Part III.)

14. If I participate, how many restricted stock rights will I receive?

The number of restricted stock rights that we are offering in exchange for each eligible option grant is determined by an exchange ratio. The exchange ratio will depend on the exercise price of your current eligible options as detailed in the below table.

Exercise Price of Eligible Option	Exchange Ratio Option Shares to Restricted Stock Right
$4.75 - $5.99	2 to 1
$6.00 - $9.99	3 to 1
$10.00 +	4 to 1

As an example, if you have a stock option grant for 40 shares with an exercise price of $10.00, you would receive 10 restricted stock rights, subject to PDF’s right to withhold or arrange for the sale of shares subject to the restricted stock right sufficient in number to satisfy any applicable withholding.

We will not issue any fractional restricted stock rights. Any exchange that would result in a fractional restricted stock right under the exchange ratio will be rounded up to the next whole share. We will terminate the offer if the average market closing price of our common stock for the five business days immediately preceding the date on which the offer expires is $4.75 or greater. (See Questions 23 and 25, and Section 2 of Part III.)

15. When will my restricted stock rights vest?

All restricted stock rights received in exchange for eligible options will be subject to a new vesting schedule which will provide that the restricted stock rights will be unvested on the date of exchange and will require a specified period of continued service after the exchange to fully vest.  This is the case even if the exchanged options were fully vested on the date of the exchange. If your service to PDF is terminated before all of the restricted stock rights have vested, you will generally forfeit any restricted stock rights that remain unvested at that time. The restricted stock rights will generally vest with respect to 1/4 of the total number of restricted stock rights received on each of the vesting dates set forth in the table below, subject to your continued service through each applicable vesting date.

Vesting Dates

March 15, 2010	September 15, 2010
March 15, 2011	September 15, 2011

Only a whole number of restricted stock rights will vest in any period. Any fractional restricted stock right that would otherwise vest will be carried over to the next vesting period. (See Section 9 of Part III.)

16. What will I receive when my restricted stock rights vest?

Restricted stock rights will be settled on a one-to-one basis in shares of PDF common stock on the applicable vesting dates, subject to any applicable withholding obligations that arise in connection with restricted stock rights.  Under the terms of the restricted stock right agreement, the Company will have the sole discretion to determine how the tax withholding requirements will be satisfied.

17. What is the source of the common stock that will be issued under my restricted stock rights?

The shares of PDF common stock issued under restricted stock rights will be issued under our 2001 Plan. Consistent with the terms of the 2001 Plan, the stock issuable under the 2001 Plan will be authorized but unissued shares or treasury shares.  Shares subject to stock options or restricted stock rights that were granted under the 2001 Plan and later forfeited or terminated before being exercised will again become available for issuance pursuant to the 2001 Plan (including forfeitures that occur as a result of this offer).

18. What happens if my service terminates before all of my restricted stock rights vest?

You will generally forfeit any restricted stock rights that are not vested on the day you stop providing services to PDF or one of its subsidiaries for any reason. Any shares of common stock that you receive upon vesting of your restricted stock rights while you are an employee, consultant or director of PDF or one of its subsidiaries are yours to keep even after you leave PDF. If you elect to keep all of your eligible options (i.e., you do not tender any options in the exchange), your stock option agreements generally provide that you have a limited period of time after your final day of service with us to exercise your stock options to the extent that they are vested. If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

If you believe you may resign before the restricted stock rights vest, you should carefully consider whether or not to participate in the offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your vested options for a period of time after your service ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will generally forfeit any restricted stock rights that have not vested at the time your service ends. (See Section 9 of Part III.)

19. If I participate, when will I receive my restricted stock agreement?

Restricted stock rights will be granted promptly following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to deliver restricted stock agreements to restricted stock right recipients via the Morgan Stanley Smith Barney website at www.benefitaccess.com as soon as practicable following the grant date; provided that you must accept the agreement by March 1, 2010, otherwise you will forfeit the agreement and all of the restricted stock rights.

20. Where will I be able to view my restricted stock rights?

You will be able to view your awards and monitor your vesting dates through Morgan Stanley Smith Barney, much as you can do now with stock options that we have previously granted to you. If you have accepted the restricted stock agreement, on each vesting date, your Morgan Stanley Smith Barney account will automatically reflect the shares of common stock subject to your restricted stock rights which have been issued to you on that date, in accordance with this offer, reduced by any shares that we withhold or sell, in our sole discretion, to satisfy any applicable withholding requirements. (See Questions 44 and 45.) You will be able to immediately sell all or a portion of your remaining vested shares of common stock from your Morgan Stanley Smith Barney account, subject to compliance with all applicable laws, rules and regulations, PDF securities trading policies and any other legal requirements.

21. Will my restricted stock rights ever expire?

No. If you provide continuous services to PDF or one of our subsidiaries through each vesting date and you received a restricted stock right pursuant to this offer, a portion of your shares will become vested shares on each vesting date. If your service terminates at any time, you will automatically forfeit any restricted stock rights that you hold at that time that are unvested.  See also the answers to Questions 15, 16 and 17.

22. Are there risks that I should consider in deciding whether to exchange my options?

Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”).

23. What happens if PDF’s stock price increases during the offer?

If our stock price increases during the offer, you may want to exercise some of your options or even decide that you do not want to participate in the offer. If you want to exercise any of your options that may be eligible for exchange and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise eligible options you have elected to exchange unless you first withdraw your previous election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III. We will terminate the offer if the average market closing price of our common stock for the five business days immediately preceding the date on which the offer expires is $4.75 or more. The five-business day average closing price of our common stock prior to November 11, 2009, as reported on the NASDAQ Global Market, was $3.52.

24. Why should I consider participating in the offer?

If you participate in the offer, you will surrender for exchange eligible options for more shares than the number of restricted stock rights you will receive, based on the exchange ratios described in the answer to Question 14 and Section 2 of Part III.  The exchange ratios were determined by our Board of Directors on the basis of a number of factors. However, the eligible options that you hold might never be “in-the-money” (see Question 10) and, therefore, may never have any actual value to you, whereas restricted stock rights have a greater likelihood of having value when (and if) you sell the underlying stock.

Some examples (based on vesting schedules applicable to restricted stock rights to be granted) may assist you:

•                            If you have an eligible option grant for 40 shares at an exercise price of $12.00 per share, at the exchange ratio of 4 option shares for 1 restricted stock right, you could elect to surrender this option and receive 10 restricted stock rights. Subject to your continued service with the Company, your restricted stock rights will vest 1/4 on March 15, 2010, September 15, 2010, March 15, 2011 and September 15, 2011. If the market price per share of our common stock is, for example, $10.00 on December 31, 2010 you could sell the vested portion of your award for $50.00 (i.e., 5 shares x $10.00). If the market price remains the same throughout the vesting period, you could sell the remaining 50% of your award for an additional $50.00 (i.e., 5 shares x $10.00) following the final vesting date on September 15, 2011.

•                            If you chose to retain your option rather than exchanging it for restricted stock rights, you would not have been able to exercise the option for any value because, at an exercise price of $12.00, it would be “out-of-the-money” when the market price is $10.00 per share. It is possible that the price of our common stock will never rise above $10.00 during the life of the option. If that happens, you will not be able to exercise and sell the underlying shares at a profit. However, if the market price per share of our common stock climbs to $20.00, rather than $10.00, your unexercised option would be worth $320.00 (i.e., 40 shares x ($20.00 – $12.00)), whereas the restricted stock rights that you would receive based on the 4-to-1 exchange ratio would be worth $200.00 (i.e., 10 shares x $20.00).

The foregoing examples assume that you remain an eligible employee, consultant or director of the Company or one of its subsidiaries through the applicable vesting dates. In addition, none of the foregoing takes into account the tax effects of any of the transactions which are described in Questions 42 – 46.

Again, you should keep in mind that, if you choose to participate in this offer and receive restricted stock rights, you will be exchanging stock options that may already be vested either in full or in part for restricted stock rights that will be unvested at grant and will have a minimum period of approximately twenty-four months before the restricted stock rights will vest in full. (See Question 15.)

To illustrate the significance of vesting on restricted stock rights, consider the first example above in which the price of our common stock remains at $10.00 per share throughout the almost two-year vesting period of the restricted stock rights. As explained above, the restricted stock rights would yield more than the stock options, since the options, with an exercise price of $10.00 per share, would remain out-of-the-money for the entire period, while the shares underlying the restricted stock rights could be sold for a total of $100.00 (i.e., 10 shares x $10.00). However, now assume that the stock price rises to $20.00 per share at the end of 2010, and then declines to $10.00 per share for the remainder of the two year vesting period. Under those assumptions, you would have lost the opportunity to realize $320.00 (i.e., 40 shares x ($20.00 – $12.00)) for your stock options (assuming they were vested and you exercised them and sold the stock at $20.00 per share), in exchange for restricted stock rights worth $150.00 on the day they fully vest (i.e., 5 shares x $20.00 plus 5 shares x $10.00). Moreover, if your service with the Company and its subsidiaries terminates prior to the time your restricted stock rights vest in full, you will not realize any value from the unvested portion of the award, which you will generally forfeit.

In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the period ended September 30, 2009, which have been filed with the U.S. Securities and Exchange Commission and are available at  www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

25. Are there conditions to the offer?

Yes. The offer is subject to a requirement that the average market closing price of our common stock for the five business days immediately preceding the date on which the offer expires be less than $4.75. In addition, the offer is subject to a number of other conditions that are described in Section 7 of Part III. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

26. Why is PDF making this offer?

Since many of the eligible options have been out-of-the-money for some time, they have not been exercised by their holders and have added to an increase in the “overhang” of options outstanding in relation to the aggregate number of shares of our common stock outstanding.  In addition, as a result of the significant volatility in our stock price over the last several years, a considerable number of option holders of PDF or one of its subsidiaries are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended, primarily service provider incentives and retention. The overall purpose of this offer is to promote the interests of our stockholders by reducing our stock option overhang and by strengthening our ability to motivate and retain valued employees, consultants and directors. (See Section 3 of Part III.)

27. Why did PDF choose to offer this exchange for restricted stock rights rather than repricing eligible options or granting new options?

Our Board of Directors considered a variety of alternatives to address the issues of the stock option overhang and the significant number of out-of-the-money options. Ultimately, the Board determined that by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders.  Additionally, some option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock rights and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. By providing for the grant of replacement awards consisting of restricted stock rights rather than new at-the-money stock options, our Board of Directors also sought to strengthen PDF’s equity-based retention incentives while further aligning our existing equity compensation programs with our overall compensation philosophy. (See Section 3 of Part III.)

28. If I have already held my options through the required vesting periods, why are there additional vesting requirements on the restricted stock rights?

Two of the principal purposes of our equity programs are to align the interests of our employees, consultants and directors with those of our stockholders and to retain the services of these employees, consultants and directors. We believe that anything shorter than the vesting schedules described in Question 15 would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested options for unvested restricted stock rights. (See Questions 15 and 24.)

29. Will there be additional equity grants in the future?

Our Board of Directors and its Compensation Committee periodically evaluate our compensation programs. At this time, the Board and Compensation Committee believe that equity compensation forms an important component of our compensation programs and they fully intend to periodically evaluate future equity awards for eligible individuals.

30. Is it likely that an offer similar to this one will be made in the future?

While our Board and Compensation Committee evaluate PDF’s compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.

31. Does our Board of Directors have a recommendation about this offer?

Our Board of Directors is not making a recommendation about this offer. Although the Compensation Committee of the Board and our Board of Directors have approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee, nor our Board of Directors are making a recommendation as to whether or not to accept this exchange offer.

32. Is there any information regarding PDF that I should be aware of?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended September 30, 2009. In addition, before making your decision to tender your eligible options, you should carefully review the information about PDF discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

33. What are the accounting consequences to PDF of making this exchange offer?

Under the current accounting rules, both stock options and restricted stock rights result in an expense for financial accounting purposes and the amount of that expense is based on their “estimated fair value” at the grant date. For accounting purposes, to the extent the fair value of each award of restricted stock rights granted to participants exceeds the fair value of the stock options surrendered, determined on the exchange date, such excess is considered additional compensation. (See Section 12 of Part III.)

DURATION OF THE OFFER

34. How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

This offer begins on November 17, 2009 and is scheduled to expire at 9 p.m., U.S. Pacific Time on December 15, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 6 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 16 of Part III.)

35. If the offer is extended, how will the extension affect the date on which restricted stock rights will be granted?

If we extend the offer and you elect to participate in it, you must properly tender your eligible option grants you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your award of restricted stock rights will be granted, promptly following the extended expiration.

HOW TO ELECT TO PARTICIPATE

36. What do I need to do to participate in the offer?

To properly elect to exchange your eligible options, you must notify PDF of your election before 9 p.m., U.S. Pacific Time,on the expiration date, which is currently December 15, 2009.  Complete, sign, date and return the Election Form and deliver it to Joy E. Leo, according to the instructions contained in the Election Form so that we receive them before the expiration date deadline.

At any time you may also request a copy of any option exchange program document by contacting the Offering Administrator at tenderoffer@pdf.com.

37. Do I have to return the Election Form or any other document if I do not want to exchange my options?

No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this offer. If you do not return the executed Election Form, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.

38. If I elect to exchange my options by submitting an executed Election Form, can I change my mind?

Yes. If you decide to participate in the offer and then decide to withdraw the election you submitted, you may do so at any time before the offer expires. You may withdraw your election by submitting a Notice of Withdrawal. (See Section 5 of Part III.)

If you then decide to make a new election, you must submit a new executed Election Form. Your election to withdraw must be received by Joy E. Leo, before the offer expires.

39. Will PDF accept all options tendered for exchange?

We intend to accept all options that are properly tendered for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 9 p.m., U.S. Pacific Time on the first business day after the offer expires ( i.e., if the expiration date is December 15, 2009, this communication will be no later than 9 p.m., U.S. Pacific Time on December 16, 2009). The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 16 of Part III.)

40. What happens to my options if I do not accept this offer or if my options are not accepted for exchange?

Nothing. If you do not elect to participate in the offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any restricted stock rights. The offer will not result in any changes to the terms of your current options. (See Section 4 of Part III.)

41. What if I am out of the office on leave of absence or sabbatical during the offer period?

If you will be on a leave of absence, extended paid-time-off or sabbatical during any portion of the offer period, you may request that copies of the Election Form be mailed to your home address. Please contact the Offering Administrator at tenderoffer@pdf.com. It is your responsibility to contact PDF to obtain the election materials if you will be out of the office for an extended time during the offer period. If you do not submit an executed Election Form, you will not participate in the option exchange program.

U.S. FEDERAL AND INTERNATIONAL INCOME TAX CONSIDERATIONS

42. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

We believe that individuals who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for restricted stock rights. However, see the response to Question 43 for the U.S. federal income tax consequences of shares received pursuant to your restricted stock rights.

43. What are the U.S. federal income tax consequences of receiving shares pursuant to restricted stock rights?

Individuals subject to U.S. income taxation will recognize no taxable income upon the receipt of restricted stock rights. You will, however, recognize ordinary income (like salary) at the time the restricted stock rights vest and shares are issued pursuant to the restricted stock rights.  The amount of ordinary income recognized will be equal to the fair market value of the shares on the vesting date. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ Global Market on the applicable vesting date. The ordinary income resulting from the vesting of restricted stock rights and issuance of shares will be reflected in your Form W-2 reported to the Internal Revenue Service for the year of vesting. At the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary. (See Question 44 and Section 14 of Part III.)

Upon a U.S. participant’s sale of shares acquired under a restricted stock right, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date, will be taxed as a capital gain or loss. Such gain or loss will be long-term if you held the shares more than one year following their vesting date.

44. How will U.S. income and employment tax withholding be handled?

For our participants who are subject to U.S. income taxation, as your restricted stock rights vest over time and you are issued shares pursuant to your restricted stock rights, you will be required to recognize taxable income. This means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you your salary. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.  Generally, non-employee directors and consultants will not be subject to such withholding, but may be required to pay quarterly estimated taxes.

Under the terms of the restricted stock right agreement, the Company will have the sole discretion to determine how the tax withholding requirements will be satisfied.  The Company may require you to pay such withholding to the Company by check, may deduct such amount from your next paycheck, may withhold shares that would otherwise be issued pursuant to the restricted stock right on the vesting date or may require you to participate in one or more block trades to sell a portion of the shares that are issued to you, in all cases, in an amount necessary to satisfy the withholding tax liability.

If the Company requires you to participant in one or more block trades, these trades will be done through the Company’s designated broker and the full amount of the proceeds of such sales will be applied to satisfy any applicable tax, withholding or other liability, even if it may exceed the minimum amount required to satisfy such tax, withholding or other liability.  Further, the Company’s designated broker will charge a trade commission for this sale, which the Company’s designated broker will deduct from the proceeds of the sale of the shares. The sale price per share for your shares will be the weighted average sale price for all of the shares of all holders that the Company’s designated broker sells in all of the block trades.  The amount of withholding taxes you owe will depend on the last sale price of our common stock as reported on the NASDAQ Global Market on the vesting date. However, the block trades will not occur until one or more trading days after your vesting date, and it may take several trading days to sell sufficient shares to cover all withholding taxes on the shares. The trading price of our common stock may decline during that period. You may therefore have to sell shares at lower prices to cover taxes set on the basis of a higher market price. This would increase the number of shares that you would need to sell in order to cover the withholding taxes on your shares. You will bear the full risk of changes in the trading price of our stock. This risk may affect your ability to cover your tax obligations on the shares.  The Company and the Company’s designated broker will attempt to estimate the correct number of shares to sell to cover withholding taxes based on the price of our common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes.  Any sale of your shares must be made in compliance with securities laws restrictions and our insider trading policies including our pre-clearance requirements.

If you are subject to U.S. income tax and participate in the block trades to cover the withholding taxes on your shares, or if you otherwise plan to sell any of your shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our common stock under our 2001 Employee Stock Purchase Plan is an acquisition of other shares of the same stock for purposes of the wash sale provisions.

45. What are the tax consequences if I live outside of the United States?

Eligible individuals who are residents of countries other than the United States who receive restricted stock rights in the exchange offer will be subject to the laws of those countries, including the income and social insurance tax laws of those countries. See Section 15 of Part III (“Considerations Specific to Eligible Individuals Outside of the United States”) and Appendix B (“Guide to International Issues”) for additional information regarding the tax consequences of this exchange offer to non-U.S. participants. If you are subject to tax in more than one country, you should be aware that there may be tax consequences in addition to those described in the exchange offer which may apply to you. Please consult your personal tax advisor to discuss these consequences.

46. Are there special considerations for people on international assignment or who have transferred from another PDF location in another country?

For U.S. participants on international assignment or who have recently transferred within PDF internationally, please refer to the Guide to International Issues attached as Appendix B. If your questions are not answered by the attached international guide, please consult your personal tax advisor.

CHANGE OF CONTROL

47. If PDF is acquired by another company, are there any change of control provisions associated with this offer?

No.  If you are a participant in the offer to exchange, and we are acquired by another company after we accept and cancel your tendered options and grant you restricted stock rights, any shares received pursuant to vested restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction.  Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.

If we are acquired by another company before the offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the offer expiration date, we reserve the right to withdraw the offer, in which case your options will remain outstanding subject to their terms.

HOW TO GET MORE INFORMATION

48. Who can I talk to if I have questions about the offer?

For additional information or assistance, you should call Joy E. Leo at +(408) 938-6477 or send an email to tenderoffer@pdf.com.

In addition to these resources, we also plan to arrange for question and answer sessions about this exchange program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 16, 2009 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the U.S. Securities and Exchange Commission on November 9, 2009, highlight the material risks of participating in this offer. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly recommend that you read the rest of this offer to exchange. In addition, individuals who live and work outside of the United States are encouraged to read Section 15 of Part III (“Considerations Specific to Eligible Individuals Outside of the United States”) and Appendix B (“Guide to International Issues”) of this offer to exchange discussing tax consequences in various countries, as well as the other documents listed above, and consult with an investment and tax advisor as necessary before deciding to participate in this offer.

ECONOMIC RISKS

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the restricted stock rights that you receive in exchange for them.

We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the restricted stock rights you receive under this offer.

We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares.

If you are a participant in the offer to exchange, and we are acquired by another company after we accept and cancel your tendered options and grant you restricted stock rights, any shares received pursuant to vested restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction.  Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.  Option holders who do not tender their options in the offer will have their outstanding options treated in accordance with the terms of the plan under which they were granted, and if their options are assumed by a successor to PDF, those options would be priced in accordance with the terms of that transaction. Since the options represent rights to purchase a greater number of shares than the restricted stock rights that would replace them under this offer, this could potentially result in a greater financial benefit for those option holders who decided not to participate in this offer and who instead retain their original options.

If you do not have a service relationship with PDF or one of its subsidiaries for any reason on the date your restricted stock rights would otherwise vest, including as the result of a reduction-in-force, you will generally forfeit any then unvested restricted stock rights.

This means that if you quit for any reason, die, or we terminate your service, with or without cause or notice, and you are not an eligible employee, consultant or director on the date your restricted stock rights would vest, you will generally forfeit the unvested restricted stock rights and will not receive anything for the options you tendered and we canceled. This offer is not a guarantee of employment or service for any period. Your employment or service relationship with PDF (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, or our subsidiary or successor entity, with or without cause or notice, subject to any employment or service agreement you may have with PDF (or one of our subsidiaries or a successor entity, as applicable).

If you are a participant in the offer to exchange, and we are acquired by another company after we accept and cancel your tendered options and grant you restricted stock rights, any shares received pursuant to vested restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction.  Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.

We will not grant restricted stock rights to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered options, we will not grant restricted stock rights to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, U.S. Securities and Exchange Commission rules, regulations or policies or NASDAQ Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock rights.

TAX-RELATED RISKS FOR U.S. TAX RESIDENTS

General

When your restricted stock right vests and shares of PDF common stock are issued to you, you will generally recognize ordinary income equal to the fair market value of the shares. Any excess of the proceeds on a subsequent sale of the shares over their fair market value on the vesting date will be a capital gain, although you will be eligible for favorable long-term capital gain treatment only if you have held the shares for more than 12 months from the date of vesting.

Tax Withholding

If you are an employee, in most cases, at the time the restricted stock right vests and shares are issued, you will be responsible for FICA taxes. This means that you are potentially subject to the old age and survivor component of FICA.  However, this is true only to the extent your salary does not exceed the Social Security taxable wage base for that year ($106,800 for 2009).  This also generally means that 1.45% of the fair market value of the shares issued pursuant to the restricted stock right at the time of vesting would have to be withheld in payment of Medicare tax. In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the vesting date, much like the obligation that arises when we pay you your salary. PDF will be authorized under the 2001 Plan and your restricted stock agreement to take any action and require you to take any action that it deems necessary or desirable to satisfy the withholding obligations that arise at the time of vesting, including, taking a deduction from your next paycheck, withholding shares that would otherwise be issued pursuant to the restricted stock right on the vesting date or requiring you to participate in one or more block trades to sell a portion of the shares that are issued to you, in all cases, in an amount necessary to satisfy the withholding liability.  Generally, non-employee directors and consultants will not be subject to such withholding, but may be required to pay quarterly estimated taxes.

The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting of your restricted stock rights. You should consult with your own tax advisor to determine whether you should make estimated tax payments for each year in which your restricted stock rights vest and shares are issued.

You should review Section 14 of Part III carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

TAX-RELATED RISKS FOR NON-U.S. TAX RESIDENTS

If you are an eligible individual who is not a resident of the U.S. for tax purposes, you should refer to Appendix B (“Guide to International Issues”) to this offer to exchange for a discussion of the tax, social insurance and other legal consequences of accepting or rejecting the offer under various foreign laws.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer, you may be liable for tax, social insurance or other obligations in connection with the grant of restricted stock rights to you. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to our international participants by using the same procedures that we will use for U.S. participants. In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer.

If you are eligible for the offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax, social insurance or other consequences which may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

BUSINESS-RELATED RISKS

For a description of risks related to PDF’s business, please see the discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the period ended September 30, 2009.

III. THE OFFER

Section 1. Eligibility.

Individuals are “eligible individuals” if they are employees (including officers) or consultants of PDF or one of our subsidiaries in Germany, Japan or the U.S., or members of our Board of Directors, on the date the offer commences and on the date on which the tendered options are canceled and restricted stock rights are granted. Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the offer. However, any individual who resigns or is dismissed or receives a “notice of termination” (as defined below) at any time before the tendered options are canceled is not eligible to participate in the offer. Employees or consultants outside Germany, Japan and the U.S. are not eligible to participate in the offer.

For purposes of this offer, an individual will have received a “notice of termination” if the individual has received a written notice that PDF or one of its subsidiaries intends to take the steps necessary to end the individual’s service relationship or, in accordance with local laws, the individual has received an offer, filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the individual’s service relationship with PDF or one of its subsidiaries. If you are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

Section 2. Number of Restricted Stock Rights; Expiration Date.

We are offering eligible employees, consultants and directors the opportunity to exchange their outstanding stock options to purchase our common stock, par value $0.00015 per share, that were granted under the 2001 Plan and that have a per share exercise price equal to or greater than $4.75 for restricted stock rights. We refer in this offer to option grants that were granted under the 2001 Plan and that have a per share exercise price that is equal to or greater than $4.75 as “eligible options”. Our offer is subject to the terms and conditions described in this offer to exchange, the Election Form and the Notice of Withdrawal.

Each restricted stock right granted pursuant to this offer represents the right to receive one share of our common stock when the restricted stock right vests through the participant’s continued service for a specified period. Until restricted stock rights have vested, they remain subject to restrictions on transfer and to forfeiture if the participant’s service terminates. If and when the restricted stock rights vest, the underlying shares of common stock will be issued to the participant free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, PDF securities trading policies and any other laws, rules or regulations. The participant will not be required to pay anything to receive restricted stock rights or shares pursuant to restricted stock rights in connection with this offer. The restricted stock rights will be granted under, and will be subject to the terms and conditions of, our 2001 Plan and a restricted stock agreement between PDF and the eligible individual.

As of November 11, 2009, options to purchase approximately 4,075,678 shares of our common stock were outstanding under all of our equity compensation plans other than our 2001 Employee Stock Purchase Plan. Of these, options granted under our 2001 Plan held by eligible individuals to purchase approximately 3,138,633 shares of our common stock have per share exercise prices equal to or greater than $4.75 per share, and are thus potentially eligible to participate in this offer. Assuming all such options are properly tendered for exchange, we will issue approximately 1,101,488 restricted stock rights. However, in the event that the average closing price of our common stock, as reported on the NASDAQ Global Market, for the five business days prior to the date of expiration of this offer is $4.75 or higher, we will terminate this offer exchange program.

You may tender for exchange all of your eligible options or none at all. However, if you choose to tender eligible option grants, you must tender for exchange the entire outstanding, unexercised portion of all of your option grants. For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange part, but not all, of any particular option grant, and you will not be permitted to exchange some, but not all, of your eligible options grants. For example, if an eligible individual has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $6.00 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $10.00, that individual may choose to exchange both or neither of the options. In this example, the individual may not choose to exchange less than the entire option for 1,000 shares under either grant and may not choose to exchange only one option grant. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option or for some but not all of your eligible options, we will reject your tender in its entirety.

The number of restricted stock rights to be granted in exchange for each eligible option grant surrendered in this offer will be determined based upon an exchange ratio. The exchange ratio will depend on the exercise price of your current eligible options as detailed in the below table.

Exercise Price of Eligible Option	Exchange Ratio Option Shares to Restricted Stock Right
$4.75 - $5.99	2 to 1
$6.00 - $9.99	3 to 1
$10.00 +	4 to 1

We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional right will be rounded up to the next whole number of restricted stock rights. For example, if a participant elects to exchange an eligible option grant to purchase 50 shares of our common stock with an exercise price of $6.00, that participant will receive a total of 17 restricted stock rights (i.e., 50 divided by the exchange ratio of 3 is 16.7, and rounded up to the next whole number is 17).

You will receive an Election Form which identifies each of the options you currently hold which has an exercise price equal to or greater than $4.75 and therefore may be eligible for exchange, the number of restricted stock rights you will receive if each option is exchanged, and the vesting schedule that will apply to such restricted stock rights. If you have misplaced your Election Form, you may request assistance or another copy of your statement by contacting the Offering Administrator at tenderoffer@pdf.com.

This offer will expire on the expiration date. The term “expiration date” means 9 p.m., U.S. Pacific Time, on December 15, 2009 unless we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will mean the latest time and date at which the offer expires. See Section 15 of Part III for a description of our rights to extend, delay, terminate and amend the offer.

Section 3. Purpose of the Offer.

We are making this exchange offer to reduce the “overhang” of outstanding stock options and to incentivize and retain individuals providing services to PDF and its subsidiaries.

Under this offer, participants will receive fewer restricted stock rights than the number of shares subject to options that are canceled in the exchange. Therefore, the number of shares of our common stock subject to all outstanding stock options will be reduced, thereby reducing our option overhang.

We have granted options under our equity compensation plans to provide our employees, consultants and directors with an opportunity to acquire or increase a proprietary interest in PDF, thereby creating a stronger incentive to contribute to our growth and success and encouraging our employees, directors and consultants to continue their service with PDF. However, in light of the significant volatility in the market price of our common stock over the last several years, a number of our option holders are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives to our continuing employees, directors and consultants and more closely align their interests with those of our stockholders in maximizing stockholder value.

Our Board of Directors considered a variety of alternatives to address the issues of the stock option overhang and the significant number of out-of-the-money options. Ultimately, the Board determined that by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders. Additionally, the Board determined that some option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock rights and the potentially more valuable, though less certain, benefit those holders may realize by retaining their stock options. By providing for the grant of replacement awards consisting of restricted stock rights rather than new at-the-money stock options, the Board of Directors also sought to strengthen PDF’s equity-based retention incentives while further aligning our existing equity compensation programs with our overall compensation philosophy.

Although the Compensation Committee of our Board of Directors and the Board of Directors have approved this offer, they recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The restricted stock rights we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options.

To properly elect to exchange your eligible options, you must notify PDF of your election before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently December 15, 2009. Complete, sign, date and return the Election Form and deliver it to Joy E. Leo, according to the instructions contained in the Election Form so that we receive them before the expiration date deadline.

At any time you may also request a copy of any option exchange program document by contacting the Offering Administrator at tenderoffer@pdf.com.

To submit an executed Election Form, you must send the entire Election Form via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Election Form and email it to tenderoffer@pdf.com.

Via Facsimile:

PDF Solutions, Inc., Attn: Joy E. Leo, at +1 (408) 938-4435.

Via Regular Mail, Overnight Courier or Hand Delivery:

PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110, Attn: Joy E. Leo.

Your acceptance of our offer will be effective as of the date PDF receives your executed Election Form by any of the methods described above. While not a condition to your election, if you submitted your executed Election Form by way of electronic delivery or facsimile, we also ask that you make a copy for your own files and then please submit the original executed Election Form to Joy E. Leo by any of the methods described above. It is your responsibility to ensure that your election is received by PDF by the deadline.

You do not need to return your stock option agreements in order to effectively elect to accept our exchange offer.

If you send to PDF an executed Election Form, you may confirm that your documents have been received by sending an email to the Offering Administrator at tenderoffer@pdf.com. We intend to confirm receipt of your executed Election Form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that PDF has properly received your completed forms.

You are not required to return an executed Election Form. However, if PDF does not receive the executed Election Form before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently December 15, 2009, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”. To be timely, your election must be RECEIVED by PDF before the offer expires by delivery of an executed Election Form as described above.

The method of delivery of your executed Election Form is at your election and risk. Your executed Election Form will be effective upon receipt. In all cases, you should allow sufficient time to ensure PDF receives them in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that PDF has received your forms.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting an executed Election Form in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer to exchange and the Election Form. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your eligible options and we accept such options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to accept a restricted stock agreement governing the terms of your restricted stock rights by March 1, 2010, otherwise you will forfeit the agreement and all of the restricted stock rights. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election, you will not participate in the offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this offer or request assistance by contacting Joy E. Leo, at +1 (408) 938-6477 or sending an email to tenderoffer@pdf.com. You can request additional copies of the exchange offer documents and copies of the Election Form by sending an email to the Offering Administrator at tenderoffer@pdf.com.

Section 5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered options from the option exchange offer at any time before 9 p.m., U.S. Pacific Time, on December 15, 2009. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the offer.

If your service with PDF or one of its subsidiaries terminates prior to the cancellation of options tendered pursuant to this offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

Please note that, just as you may not tender only a part of an eligible option or tender only some of your option grants, you may also not withdraw your election with respect to only part of an eligible option or only some of your options grants. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire option represented by that particular grant and with respect to all options.

If you previously elected to exchange eligible options for restricted stock rights by submitting an executed Election Form and you would like to withdraw your election to exchange your eligible option grants, you must notify PDF of your withdrawal. Complete, sign, date and return the Notice of Withdrawal and deliver it to Joy E. Leo, according to the instructions contained in the form so that we receive it before the expiration date deadline.

At any time you may also request a copy of any option exchange program document by contacting the Offering Administrator at tenderoffer@pdf.com.

To submit a printed Notice of Withdrawal, you must send the entire form via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Notice of Withdrawal and email it to Joy E. Leo, at tenderoffer@pdf.com.

Via Facsimile:

PDF Solutions, Inc., Attn: Joy E. Leo, at +1 (408) 938-4435.

Via Regular Mail, Overnight Courier or Hand Delivery:

PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110, Attn: Joy E. Leo.

Your withdrawal from our offer will be effective as of the date PDF receives your Notice of Withdrawal by any of the methods described above. While not a condition to your election, if you submitted your printed Notice of Withdrawal by way of electronic delivery or facsimile, we also ask that you make a copy for your own files and then please submit the original Notice of Withdrawal to Joy E. Leo by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by PDF before the expiration of this offer.

PDF must receive your election to withdraw before 9 p.m., U.S. Pacific Time, on December 15, 2009, unless the offer is extended, in which case your Notice of Withdrawal must be received before the extended expiration of the offer.

If you send us a printed Notice of Withdrawal, you may confirm that your document has been received by sending an email to the Offering Administrator at tenderoffer@pdf.com. We intend to confirm receipt of your paper Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that PDF has properly received your Notice of Withdrawal.

If you later decide to make a new election to tender eligible options in this offer, you must submit a new executed Election Form by following the instructions in Section 4. Please see Section 4 for location and contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. The final change to your elections that you submit to PDF prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new properly completed and executed Election Form before the offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Our determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this offer must be RECEIVED by PDF before the offer expires by delivery of a Notice of Withdrawal as described above.

The method of delivery of your Notice of Withdrawal is at your election and risk. Your Notice of Withdrawal will be effective upon receipt by PDF. In all cases, you should allow sufficient time to ensure PDF receives it in time. We intend to confirm our receipt of your submitted election within three business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Section 6. Acceptance of Options for Exchange and Issuance of Restricted Stock Rights.

Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we expect to accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted by us pursuant to this offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock rights will be granted as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after December 15, 2009, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the restricted stock rights will be granted will be similarly delayed.

We will not accept partial tender of an eligible option grant or a tender of some but not all of an option holder’s option grants. However, you may tender the remaining portions of eligible option grants that you have partially exercised.

All restricted stock rights will be granted under our 2001 Plan and will be subject to the terms and conditions of a restricted stock agreement between you and PDF. As promptly as practicable after the grant date, we will deliver to you a restricted stock agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in) via the Morgan Stanley Smith Barney website at www.benefitaccess.com. This agreement will be effective from and as of the grant date, provided that you must accept the agreement by March 1, 2010, otherwise you will forfeit the agreement and all of the restricted stock rights.

If you are not an eligible individual at PDF or one of our subsidiaries on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and our offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of restricted stock rights, we might effect or enter into an agreement for a merger or other similar transaction in which PDF is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

If you are a participant in the offer to exchange, and we are acquired by another company after we accept and cancel your tendered options and grant you restricted stock rights, any shares received pursuant to vested restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction. Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.

Section 7. Conditions of the Offer.

Subject to the rules of the U.S. Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

•

there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of restricted stock rights in exchange for options; or that, in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us described in Section 3 above;

•

there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of restricted stock rights for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock rights for, some or all of the tendered options;

•	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us described in Section 3 above; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•

the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer;

•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the United States;

•

any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% measured from the close of business on November 17, 2009; or

•

any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

•

a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

•

any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission on or before the expiration date of the offer);

•

any person, entity or group who has filed a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission on or before the expiration date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

•

any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or would have a material adverse effect on us and our subsidiaries, taken as a whole;

•	the average closing price of our common stock, as reported on the NASDAQ Global Market, for the five business days prior to the date of expiration of this offer is $4.75 or more.

The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

Our common stock is quoted on the NASDAQ Global Market under the trading symbol “PDFS”. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$14.82	$10.00
Second Quarter	$12.16	$9.87
Third Quarter	$12.49	$9.36
Fourth Quarter	$10.22	$7.21
Fiscal Year Ended December 31, 2008
First Quarter	$9.40	$4.70
Second Quarter	$6.67	$3.86
Third Quarter	$6.89	$3.95
Fourth Quarter	$5.69	$1.35
Fiscal Year Ended December 31, 2009
First Quarter	$1.89	$0.97
Second Quarter	$2.80	$1.33
Third Quarter	$3.87	$2.01

On November 11, 2009, the closing price per common share as reported by the NASDAQ Global Market was $3.51.

Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain the current market price of our common shares before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Rights.

Consideration.

The number of restricted stock rights to be granted in exchange for each eligible option grant surrendered in this offer will be determined based upon an exchange ratio. The exchange ratio will depend on the exercise price of your current eligible options as detailed in the below table.

Exercise Price of Eligible Option	Exchange Ratio Option Shares to Restricted Stock Right
$4.75 - $5.99	2 to 1
$6.00 - $9.99	3 to 1
$10.00 +	4 to 1

We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional right under the exchange ratio will be rounded up to the next whole number of restricted stock rights.

As of November 11, 2009, options to purchase approximately 4,075,678 shares of our common stock were outstanding under all of our equity compensation plans other than our 2001 Employee Stock Purchase Plan. Of these, options granted under our 2001 Plan held by eligible individuals to purchase approximately 3,138,633 shares of our common stock have per share exercise prices equal to or greater than $4.75 per share, and are thus potentially eligible to participate in this offer. The number of shares subject to options having exercise prices equal to or greater than $4.75 per share equal approximately 12% of the total number of shares of our common stock outstanding as of November 11, 2009. If we receive and accept for exchange all such outstanding options having exercise prices equal to or greater than $4.75 per share, we will issue approximately 1,101,488 restricted stock rights, representing a number of shares equal to approximately 4% of total number of shares of our common stock outstanding as of November 11, 2009. Shares subject to the options originally granted under the 2001 Plan that are canceled pursuant to the option exchange program will be returned to the 2001 Plan to be available for issuance pursuant to future awards.

Terms of the Restricted Stock Rights.

The restricted stock rights issued pursuant to this offer will be issued under the 2001 Plan. For each restricted stock right granted in the offer, we and the participant will enter into a restricted stock agreement, which we will deliver to each recipient via the Morgan Stanley Smith Barney website at www.benefitaccess.com as promptly as practicable after the grant date. The terms and conditions of the restricted stock rights will vary from the terms and conditions of the options tendered for exchange. You must accept the restricted stock agreement by March 1, 2010 to be entitled to your restricted stock rights. If you do not accept the restricted stock agreement by March 1, 2010, you will forfeit the agreement and all of the restricted stock rights. This agreement will be effective from and as of the grant date. The following description of the restricted stock rights to be granted under the 2001 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2001 Plan and the restricted stock rights to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan and the applicable form of restricted stock agreement evidencing the restricted stock rights. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit).

In addition, please note that your restricted stock agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer.

•

General. The 2001 Plan was originally adopted by our Board of Directors on June 12, 2001 and approved by our stockholders on July 6, 2001. As of November 11, 2009, there were approximately 6,547,253 shares of our common stock available for grant under the 2001 Plan. This number will be increased by up to approximately 3,110,689 shares subject to eligible options canceled in this offer, which number will then be decreased by up to approximately 1,101,488 shares subject to restricted stock rights granted in exchange for eligible options in the exchange program. The 2001 Plan permits an appointed committee (the “Committee”) of our Board of Directors to grant awards of stock options and restricted stock rights.

•

Purpose. The purpose of the 2001 Plan is to advance the interests of PDF and its stockholders by providing an incentive to attract, retain and motivate persons whose present and potential contributions are important to the success of PDF.

•

Administration. The 2001 Plan is generally administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the 2001 Plan, the Compensation Committee selects the individuals eligible to be granted awards under the 2001 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares subject to each award and all of the terms and conditions of each award. The Compensation Committee has the authority to interpret the 2001 Plan and to make all other determinations relating to the 2001 Plan.

•                  Nature of Restricted Stock Rights. Each restricted stock right is a right to receive a share of our common stock at a time specified in the applicable award agreement. You should be aware that restricted stock rights are merely bookkeeping entries, so that no actual shares of our common stock are issued when the restricted stock rights are granted. Under the terms of the restricted stock rights to be issued in this offer, shares of our common stock will be issued when the corresponding restricted stock rights vest, if at all. Between the date on which restricted stock rights are granted and the date on which restricted stock rights vest, the value of the award will fluctuate based on the market price of our common stock. However, you will have no rights as a PDF stockholder by virtue of having been granted a restricted stock right until actual shares of our common stock are issued to you upon vesting of the restricted stock right. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted a restricted stock right or being issued shares of our common stock upon vesting of the restricted stock rights.

•                  Vesting. Restricted stock rights received in exchange for eligible options will be subject to a new vesting schedule which will generally provide that the restricted stock rights will be unvested on the date of the exchange and will require a minimum period of service after the date of the exchange to fully vest, even if the exchanged options were fully vested on the date of the exchange The restricted stock rights will generally vest with respect to 1/4 of the total number of restricted stock rights received on March 15, 2010, September 15, 2010, March 15, 2011 and September 15, 2011, subject to your continued service through each applicable vesting date. If your service with us terminates before all of your restricted stock rights have vested, you will generally forfeit any restricted stock rights that remain unvested at that time.

The vesting schedules for restricted stock rights granted to participants in all countries will be the same.

Vesting Applicable to Restricted Stock Rights

1/4 of the total number of restricted stock rights received will vest on each of the dates below, subject to your continued service through each applicable vesting date.

Vesting Dates

March 15, 2010	September 15, 2010
March 15, 2011	September 15, 2011

Only a whole number of restricted stock rights will vest in any period. Any fractional restricted stock right that would otherwise vest will be carried over to the next vesting period.

If you are a participant in the offer to exchange, and we are acquired by another company after we accept and cancel your tendered options and grant you restricted stock rights, any shares received pursuant to vested restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction. Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.

•                  Delivery of Common Shares.  Upon vesting, restricted stock rights will be settled, on a one-to-one basis, by issuance of shares of our common stock to the participant, subject to our right to withhold from or arrange for the sale of shares that would otherwise be released to you a number of whole shares necessary to satisfy any required withholding.

•                  Termination of Service. In the event a participant in the offer ceases to be a service provider to PDF or any of our subsidiaries at any time prior to the vesting of the participant’s restricted stock rights, all of such participant’s restricted stock rights which are unvested at the time of termination of service generally will be forfeited to PDF and canceled.

•                  Transfer Restrictions. Until they have vested and have been settled in shares of our common stock, your restricted stock rights may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•                  Voting and Dividend Rights. You will have no voting rights and no rights to receive any dividends paid with respect to shares of our common stock prior to the date on which the shares underlying your restricted stock rights are issued to you in settlement of your award.

•                  Adjustments Upon Certain Events. Subject to any required action by our stockholders, in the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, proportionate adjustments will be made in the number of shares subject to restricted stock rights, as determined by the 2001 Plan administrator.

•                  Effect of a Change in Control of PDF. In the event of a change in control of PDF, any shares of common stock that were issued to you as a result of vesting of your restricted stock rights would be treated in the same manner as all other shares of PDF common stock outstanding at the time of the merger or acquisition transaction. Any unvested restricted stock rights that are assumed in the transaction will continue to be subject to the same terms as applied to the restricted stock rights before the transaction, except that the shares issued on each vesting date will be shares of the successor entity or one of its affiliates.

•                  Amendment or Termination of the 2001 Plan. The Board of Directors has the authority to amend or terminate the 2001 Plan at any time.

•                  Registration of Shares. The shares of PDF common stock that may be issued pursuant to any restricted stock rights granted in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission. Unless you are considered an “affiliate” of PDF, you will generally be able to sell the vested shares you receive pursuant to your restricted stock rights free of any transfer restrictions under applicable United States securities laws.

•                  Tax Consequences. If you are a U.S. tax resident, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition of restricted stock rights under this offer and the issuance of shares upon vesting of such restricted stock rights. If you are resident outside the United States, you should refer to Section 15 and Appendix B to this offer to exchange for a discussion of the tax consequences for individuals in certain countries of the acquisition, holding and vesting of restricted stock rights, as well as the consequences of accepting such awards under this offer. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction.

Section 10. Information Concerning PDF Solutions, Inc.

General. PDF Solutions, Inc. is incorporated in the State of Delaware. Our principal executive offices are located at 333 West San Carlos Street, Suite 700, San Jose, CA 95110, USA, and our telephone number at that address is +1 (408) 280-7900.

PDF incorporated in 1992 and is a leading provider of infrastructure technologies and services to improve yield and optimize performance of integrated circuits. Our technologies and services enable semiconductor companies to improve profitability across the entire “process lifecycle,” which is the term we have coined for the time from the design of an integrated circuit (“IC”) through volume manufacturing of that IC. Our solutions enable this by improving our customer’s time-to-market, increasing yield, and reducing total design and manufacturing costs. Our solutions combine proprietary software, physical intellectual property in the form of cell libraries for IC designs, test chips, an electrical wafer test system, proven methodologies, and professional services. We analyze yield loss mechanisms to identify, quantify, and correct the issues that cause yield loss. Our analysis drives IC design and manufacturing improvements to enable our customers to optimize the technology development process, to increase the initial yield when an IC design first enters a manufacturing line, to increase the rate at which yield improves, and to minimize excursions and process variability that cause yield loss throughout mass production. The result of successfully implementing our solutions is the creation of value that can be measured based on improvements to our customers’ actual yield. Through our gain share performance incentives component, we have aligned our financial interests with the yield and performance improvements realized by our customers, and we receive revenue based on this value. Our technologies and services have been sold to leading integrated device manufacturers, fabless semiconductor companies, and foundries.

In the ordinary course of business, we regularly engage in, evaluate, and expect to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new businesses. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the U.S. Securities and Exchange Commission, we presently have no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:

•                  a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                  any material change in our present dividend rate or policy, our indebtedness or capitalization;

•                  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common shares being delisted from the NASDAQ Global Market;

•                  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•                  the acquisition by any person of any of our securities or the disposition of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 15(a)(1) on pages 49 through 85 of PDF’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2008, and Item 1 on pages 3 through 6 of PDF’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2009, which are incorporated herein by reference. See Section 18.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands)	Year Ended December 31,		September 30,
BALANCE SHEET DATA	2008(a)	2007(a)	2009
Current assets	$70,873	$88,820	$54,201
Non-current assets	8,754	90,531	6,987
Total assets	79,627	179,351	61,188
Current liabilities	14,542	16,364	9,961
Non-current liabilities	5,315	6,517	5,148
Total liabilities	19,857	22,881	15,109
Total stockholders’ equity	59,770	156,470	46,079

(a)                      Derived from audited financial statements.

			Three
	Year Ended		months ended
(In thousands, except per share data)	December 31,		September 30,
STATEMENTS OF OPERATIONS DATA	2008(a)	2007(a)	2009	2008
Net revenue	$74,037	$94,463	$13,878	18,765
Gross Profit	38,914	56,845	8,248	10,982
Operating loss	(87,982)	(7,542)	(2,591)	(2,448)
Loss before benefit from income taxes	(87,629)	(5,651)	(2,584)	(2,791)

Net loss	$(95,728)	$(2,927)	$(2,831)	(12,224)
Net loss per share:
Basic and diluted	$(3.48)	$(0.10)	$(0.11)	(0.44)
Number of shares used in computation:
Basic and diluted	27,514	28,066	26,499	27,540

(a)                      Derived from audited financial statements.

PDF’s book value per share on our most recent balance sheet dated September 30, 2009 was $1.74. Book value per share is the value of our total stockholders’ equity divided by the number of our outstanding common shares, which as of September 30, 2009 amounted to 26,525,104 shares.  Since PDF had no earnings, the ratio of earnings to fixed charges was not applicable for the years ended December 31, 2009 and December 31, 2008 or the three months ended September 30, 2009 and September 30, 2008.

For information regarding the accounting consequences of our offer, see Section 12.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

Members of our Board of Directors (including non-employee and employee members of our Board of Directors) and all other U.S. employees (including officers of the Company) and consultants are eligible to participate in the offer if they hold eligible options.

A list of our directors and executive officers are attached to this offer to exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those directors and executive officers who were beneficial owners of our common stock as of June 30, 2009, please refer to our definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on August 26, 2009.

Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of PDF, neither PDF or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase PDF common stock or in shares of PDF common stock during the 60 days prior to November 17, 2009.

Except as described in this offer to exchange and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

Options that we acquire and cancel through the offer that were originally granted under the 2001 Plan will be used for the issuance of the restricted stock rights granted under the option exchange program, and up to approximately an additional 2,009,201 of the shares subject to those canceled options will be returned to the pool of shares available for future issuance under the 2001 Plan.

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004),  “Share-Based Payment” (“SFAS No. 123R”), on accounting for share-based payments; which requires recognition of expense for both stock option grants and restricted stock rights based on their estimated fair value as of the date of grant. Under SFAS No. 123R, to the extent the fair value of each award of restricted stock rights granted to participants exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the restricted stock rights, will be recognized by PDF as an expense for compensation. This expense will be recognized ratably over the vesting period of the restricted stock rights in accordance with the requirements of SFAS No. 123R. In the event that any of the restricted stock rights are forfeited prior to their vesting due to termination of service, the expense for the forfeited restricted stock rights will be reversed and will not be recognized.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or restricted stock rights as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock rights is subject to the conditions described in Section 7.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a description of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (which, we refer to as the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible individuals. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock award is granted or the restricted stock award vests.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax consequences which may apply to you. We recommend that you consult your own tax advisor to discuss the consequences to you of participating in the offer.

We recommend that you consult your own tax advisor with respect to the consequences of participating in the offer under state, local and non U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of Restricted Stock Rights. We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving restricted stock rights in exchange for your eligible options if you are subject to U.S. income taxation.

Issuance of Shares Upon Vesting of Restricted Stock Rights. You will recognize ordinary income when you receive shares upon vesting of restricted stock rights. The amount of such income will be equal to the fair market value of those shares on the date of vesting. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ Global Market on the applicable vesting date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to the shares issued to you upon vesting of restricted stock rights.

Subsequent Sale of Shares. Your tax basis in the shares issued to you pursuant to restricted stock rights will be equal to the fair market value on the date of vesting (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the vesting date. Your subsequent disposition of the shares will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed. If you dispose of shares after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

Tax Withholding. At the time you recognize ordinary income, if you are employee, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the vesting of your restricted stock will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income pursuant to your restricted stock rights.  Generally, non-employee directors and consultants will not be subject to such withholding, but may be required to pay quarterly estimated taxes.

Under the terms of the restricted stock right agreement, the Company will have the sole discretion to determine how the tax withholding requirements will be satisfied.  The Company may require you to pay such withholding to the Company by check, may deduct such amount from your next paycheck, may withhold shares that would otherwise be issued pursuant to the restricted stock right on the vesting date or may require you to participate in one or more block trades to sell a portion of the shares that are issued to you, in all cases, in an amount necessary to satisfy the withholding tax liability.

If the Company requires you to participant in one or more block trades, these trades will be done through the Company’s designated broker and the full amount of the proceeds of such sales will be applied to satisfy any applicable tax, withholding or other liability, even if it may exceed the minimum amount required to satisfy such tax, withholding or other liability.  Further, will charge a trade commission for this sale, which the Company’s designated broker will deduct from the proceeds of the sale of the shares. The sale price per share for your shares will be the weighted average sale price for all of the shares of all holders that the Company’s designated broker sells in all of the block trades.  The amount of withholding taxes you owe will depend on the last sale price of our common stock as reported on the NASDAQ Global Market on the vesting date. However, the block trades will not occur until one or more trading days after your vesting date, and it may take several trading days to sell sufficient shares to cover all withholding taxes on the shares. The trading price of our common stock may decline during that period. You may therefore have to sell shares at lower prices to cover taxes set on the basis of a higher market price. This would increase the number of shares that you would need to sell in order to cover the withholding taxes on your shares. You will bear the full risk of changes in the trading price of our stock. This risk may affect your ability to cover your tax obligations on the shares.  The Company and the Company’s designated broker will attempt to estimate the correct number of shares to sell to cover withholding taxes based on the price of our common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes.  Any sale of your shares must be made in compliance with securities laws restrictions and our insider trading policies including our pre-clearance requirements.

If you are subject to U.S. income tax and participate in the block trades to cover the withholding taxes on your shares, or if you otherwise plan to sell any of your shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our common stock under our 2001 Employee Stock Purchase Plan is an acquisition of other shares of the same stock for purposes of the wash sale provisions.

Section 15. Considerations Specific to Eligible Individuals Outside of the United States.

If you are eligible to participate in the offer and reside outside of the United States, you are subject to the terms of the offer as described in this offer to exchange and you should refer to Appendix B of this offer to exchange (“Guide to International Issues”) for a discussion of the tax, social insurance and other legal consequences of accepting or rejecting the offer under various foreign laws.

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer, you may be liable for tax, social insurance or other obligations in connection with the grant of restricted stock rights to you. Subject to any modification required to comply with local law, we expect to satisfy any applicable tax, withholding or other obligations with respect to our international participants by using the same procedures that we will use for our U.S. participants. In addition, you may have exchange control reporting obligations.

The Guide to International Issues found in Appendix B of this offer to exchange is general in nature and is not complete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer.

If you are eligible for the offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax consequences or other obligations which may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

Before accepting the offer, we recommend that you consult with your own tax advisor to determine the income and social contribution tax consequences of participating in the offer.

Section 16. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect.

Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 6 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•                  we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

•                  we change the type of options eligible to be tendered for exchange in the offer; or

•                  we increase the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 17. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

Section 18. Additional Information.

With respect to the offer, we have filed with the U.S. Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•                  our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the Commission on March 16, 2009, and Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on April 30, 2009;

•                  our definitive proxy statement for our 2009 annual meeting of stockholders, filed with the Commission on August 26, 2009;

•                  our Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Commission on November 9, 2009; and

•                  the description of our common stock contained in the PDF’s Registration Statement on Form 8-A, together with any other amendments or reports filed for the purpose of updating such description;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the U.S. Securities and Exchange Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the U.S. Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the U.S. Securities and Exchange Commission’s Internet site at  http://www.sec.gov and our website at http://www.pdf.com.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PDFS”, and our filings with the Commission can also be read at the offices of the NASDAQ Global Market.

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to PDF Solutions, Inc., Attn: Offering Administrator, 333 West San Carlos Street, Suite 700 San Jose, CA 95110, USA, or emailing at tenderoffer@pdf.com.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about PDF should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange Restricted Stock for Outstanding Stock Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by PDF.

Section 20. Forward-Looking Statements.

Our reports filed with the Commission referred to above contain forward-looking statements. Any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by us are forward-looking statements.  The words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative effect of terms like these or other similar expressions are also used to identify forward-looking statements.  These forward-looking statements are only predictions. Forward-looking statements are based on current expectations, and projections about future events and are inherently subject to a variety of risks and uncertainties discussed in PDF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2009, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

November 17, 2009

PDF Solutions, Inc.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF

PDF SOLUTIONS, INC.

The directors and executive officers of PDF Solutions, Inc., their positions and offices held as of November 11, 2009 are set forth in the following table:

Name	Positions and Offices Held
Directors:
Thomas Caulfield, Ph.D	Director
R. Stephen Heinrichs	Director
Lucio L. Lanza	Director
Albert Y. C. Yu, Ph.D.	Director
John K. Kibarian, Ph.D.	Director
Kimon W. Michaels, Ph.D.	Director
Executive Officers:
John K. Kibarian*	Chief Executive Officer and President
Keith A. Jones*	Chief Financial Officer and Vice President, Finance
David A. Joseph*	Chief Strategy Officer
Joy E. Leo	Chief Administration Officer
Cornelius (Cees) Hartgring, Ph.D.*	Vice President, Client Services and Sales
Kimon W. Michaels*	Vice President, Design For Manufacturability

*           These individuals were identified as a “named executive officer” in the Company’s proxy statement filed August 26, 2009.

The address of each director and executive officer is c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, CA 95110, USA. The telephone number for each director and executive officer is +1 (408) 280-7900.

A-1

APPENDIX B

GUIDE TO INTERNATIONAL ISSUES

APPENDIX B

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock rights for eligible individuals subject to tax in Germany. The tax treatment affecting restricted stock rights to be granted under this exchange, as well as your existing stock options, is provided. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees, directors and consultants.

This summary is based on the law in effect in Germany as of September 2009. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock rights are granted, the restricted stock rights vest or you sell shares acquired upon vesting of the restricted stock rights. The tax laws affecting your existing stock options may also change.

This summary also includes other country-specific requirements that may affect your participation in the offer. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock rights.

Restricted Stock Rights

Grant of Restricted Stock Rights

You will not be subject to tax when the restricted stock rights are granted to you.

Vesting of Restricted Stock Rights

You will be subject to income tax at your marginal tax rate and to social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock rights vest. You will be taxed on the fair market value of the shares issued to you on the date of vesting. The fair market value of the shares is determined on the date the shares are debited from PDF’s books for issuance to you.

Pursuant to Section 3 No. 39 of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the taxable income you receive at vesting €360 (per calendar year) because the income results from the acquisition of shares in your employer’s parent company at no cost. Please check the availability of this deduction with your tax advisor.

Sale of Shares

When you subsequently sell the shares acquired upon vesting, the full capital gain will be subject to tax regardless of the period you own the shares and regardless of the amount of shares you own. As long as the shares are not held as business assets (this requirement should be met since you acquired the shares as an employee or consultant) the capital gain is subject to a flat tax rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8% or 9% if applicable). If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply. An amount of €801 (€1602 for spouses) per calendar year, however, is tax-exempted.

Withholding and Reporting

Your employer will report and withhold income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when your restricted stock rights vest and shares are issued to you. By participating in the offer, you will agree to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, social insurance or other obligations that arise in connection with the restricted stock rights and any shares issued pursuant thereto. Specifically, an amount sufficient to satisfy social insurance contributions and/or applicable taxes may be withheld from the proceeds of the sale of a certain number of your vested shares or through any program as determined appropriate and in accordance with the local laws and regulations. Should there be a difference between the actual tax liability and the amount withheld, the tax office may assess additional taxes or refund excess taxes after review of your annual tax return. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Stock Options

Exercise of Options

If you exercise options to purchase shares, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax, if applicable, on your income tax liability.

Pursuant to Section 3 No. 39 of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread €360 per calendar year because the income results from the acquisition of shares in your employer’s parent company. You should consult your personal tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

When you sell the shares acquired at exercise of your options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8 or 9%, if applicable), provided the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or

€1,602 for married taxpayers filing jointly.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the income recognized at exercise or sale of the options. You are responsible for including any income from your options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

APPENDIX B

OFFER TO EXCHANGE: A GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock rights for eligible individuals subject to tax in Japan. The tax treatment affecting restricted stock rights to be granted under this exchange, as well as your existing stock options, is provided. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees, directors and consultants.

This summary is based on the law in effect in Japan as of September 2009. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock rights are granted, the restricted stock rights vest or you sell shares acquired upon vesting of the restricted stock rights. The tax laws affecting your existing stock options may also change.

This summary also includes other country-specific requirements that may affect your participation in the offer. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock rights. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock rights is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you check with your personal tax advisor on the potential tax consequences of the offer.

Restricted Stock Rights

Grant of Restricted Stock Rights

Although the tax treatment of restricted stock rights is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when restricted stock rights are granted to you.

Vesting of Restricted Stock Rights

You will likely be subject to income tax when the restricted stock rights vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. Based on a recent decision of the Supreme Court of Japan on the taxation of stock options, the income realized on the vesting of the restricted stock rights will likely be characterized as “remuneration income” and taxed at your marginal tax rate. We recommend that you consult with your personal tax advisor to obtain more information on the income classification issue. You likely will not be subject to social insurance contributions upon vesting of your restricted stock rights.

Sale of Shares Received Pursuant To Restricted Stock Rights

When you subsequently sell the shares acquired upon vesting of your restricted stock rights, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale proceeds and your tax basis in the shares. Your tax basis will likely be the amount you recognize as income at vesting (i.e., the fair market value of the shares at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%. The 10% temporary lower rate is in effect (until December 31, 2011) subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., the NASDAQ Global Select Market); and (2) the stock must be sold through a financial instruments firm registered in Japan. Please consult with your tax advisor to find out if you are eligible for a reduced rate and/or other favorable stock-related tax treatment.

Stock Options

Grant of Stock Options

You will not be subject to tax when stock options are granted to you.

Exercise of Stock Options

When you exercise your options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise your options.

Sale of Shares Received Pursuant to Stock Options

When you sell the shares acquired upon the exercise of your options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. Generally, you will be subject to capital gains tax at a flat rate of 20%. You may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%. The 10% temporary lower rate is in effect (until December 31, 2011) subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., the NASDAQ Global Select Market); and (2) the stock must be sold through a financial instruments firm registered in Japan. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold income tax on the exchange of options. It is your responsibility to report any income resulting from the exchange of options.

Your employer is not required to withhold income tax on the grant or vesting of your restricted stock rights or the grant or exercise of your stock options. It is your responsibility to report any income resulting from the grant, vesting or exercise of your restricted stock rights or stock options and from the sale of shares and to pay the applicable taxes.

When you sell the shares, any capital gains or losses must be reported in that year. However, if your gross annual salary amount is ¥20,000,000 or less and if your total annual income other than remuneration income paid by your main employer and retirement income (for example, bank interest, capital gains and divided income) is ¥200,000 or less for that year, you are not required to report such income.

You are generally not required to report your capital gain in the specific account at a financial instruments firm if the withholding tax on the income in the account is withheld by the financial instruments firm according to your choice.

Please consult with your tax advisor to find out if you are eligible for these general exemptions from filing a tax return.

Please note that Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.